                                                                    EXHIBIT 10.6

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT PURSUANT TO APPLICABLE EXEMPTIONS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNERS OF THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE GENERAL PARTNERS OF THE PARTNERSHIP OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE GENERAL PARTNERS TO THE EFFECT THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF THESE SECURITIES IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS AGREEMENT OF LIMITED PARTNERSHIP.


                         FAIRWAYS AT GRAND HARBOR, LTD.
                        AGREEMENT OF LIMITED PARTNERSHIP


         THIS AGREEMENT OF LIMITED PARTNERSHIP ("Agreement") is made and entered into effective as of the day of March, 1998 by and among FAIRWAYS AT GRAND HARBOR, INC., a Florida Corporation ("Fairways") and BANKATLANTIC VENTURE PARTNERS 2, INC., a Florida corporation ("BVP") (Fairways and BVP are sometimes hereinafter referred to individually as "General Partner" and collectively as the "General Partners") and BANKATLANTIC DEVELOPMENT CORPORATION, a Florida corporation ("BDC"), J.C. SOLOMON II ("Solomon"), and RAYMOND E. GRAZIOTTO ("Graziotto") (BDC, Solomon, and Graziotto are sometimes hereinafter referred to individually as "Limited Partner" and collectively as "Limited Partners"), such execution to evidence the mutual agreement of the parties to form a limited partnership ("Partnership") under the provisions of the Florida Revised Uniform Limited Partnership Act (1986), for the purposes and upon the terms and conditions hereinafter set forth.


                              W I T N E S S E T H:

         WHEREAS, a Certificate of Limited Partnership ("Certificate") legally creating the Partnership has been filed in the office of the Secretary of State of the State of Florida; and

         WHEREAS, the Partners have formed this Partnership for the purpose of acquiring property located in Indian River County, Florida pursuant to that certain Agreement of Purchase and Sale and Option dated July 1, 1997, as amended September 16, 1997, September 25, 1997, January 22, 1998 and as may be hereafter amended, by and between Silverwood Development Corporation, as buyer, and GHA Grand Harbor, Ltd., as seller, ("Purchase Agreement"), which Purchase Agreement shall have the rights as buyer thereunder assigned from Silverwood Development Corporation to the Partnership, and developing thereon an apartment complex; and

         WHEREAS, the parties desire to express, in writing, their mutual understandings and agreements with respect to the ownership of their interests in the Partnership.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.01 Adjusted Capital Account Deficit. With respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                  (i) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

         1.02 Affiliate. When used with reference to a specified individual, trust, partnership, corporation, joint venture, or other entity or association ("Person"), and the heirs, executors, administrators, legal representatives, successors and assigns of such Person, (a) any Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person, (b) any Person who is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, or (c) any Person who, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities or in which the specified Person has a substantial beneficial interest.

         1.03 Agreement. This Agreement of Limited Partnership as originally executed and as amended from time to time, as the context requires. Words such as "herein," "hereinafter," "hereof,"

"hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

         1.04 Available Cash. All cash funds of the Partnership on hand from time to time (other than cash funds obtained as contributions to the capital of the Partnership by the Partners and cash funds obtained from loans to the Partnership) after (i) payment of all operating and administrative expenses of the Partnership as of such time, (ii) provision for payment of all outstanding and unpaid current obligations of the Partnership as of such time (including all amounts of any principal or interest payable with respect to any loans from Partners), and (iii) provision for a working capital reserve as determined by the General Partners. Available Cash shall not include or reflect any proceeds received or expenses incurred in connection with a Capital Transaction.

         1.05 Bankrupt and Bankruptcy. As used in this Agreement, the term "Bankruptcy" with respect to a Partner shall refer to the appointment of a receiver, conservator, rehabilitator or similar officer for a Partner, or the taking of possession of, or assumption of control over, all or any substantial part of property of any Partner by the United States government or any agency thereof, or the filing of a petition in bankruptcy by or against any of them, or the commencement of any proceeding by or against any of them under any present or future Federal Bankruptcy Act or under any present or future state statute relative to insolvency or other relief for debtors (or similar law analogous in purpose or effect) for the relief or reorganization of any of them or for the composition, extension, arrangement or readjustment of any proceeding supplementary to any execution relating to any judgment against any of them unless, within sixty (60) days after the happening (without the consent of the General Partners) of any such event, any such proceeding, appointment, petition, attachment or warrant shall have been stayed, vacated, dismissed or bonded (or if within sixty (60) days after the expiration of any such stay, such proceeding, appointment, petition, attachment or warrant shall have been vacated, dismissed or bonded).

         1.06 Capital Accounts. Throughout the full term of the Partnership, each Partner shall have a separate Capital Account determined and maintained in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) promulgated under Code Section 704(b).

         1.07 Capital Contributions. The Initial Capital and additional amounts contributed by the Partners to the capital of the Partnership, as described in Article III hereof.

         1.08 Capital Transaction. As used in this Agreement, the term "Capital Transaction" shall mean an "Interim Capital Transaction" or a "Terminating Capital Transaction." An Interim Capital Transaction shall mean:
(i) a transaction pursuant to which the Partnership borrows funds (including a refinancing); (ii) a sale; (iii) a condemnation; (iv) an exchange; (v) a disposition of a portion (which is less than substantially all) of the assets of the Partnership; or (vi) an insurance recovery or any other transaction which, in accordance with generally accepted accounting principles, is considered capital in nature, other than a Terminating Capital Transaction. A Terminating Capital Transaction shall mean a sale, condemnation, exchange or other disposition, whether by foreclosure, abandonment or otherwise, of all, or substantially all, of the then remaining assets of the Partnership or a transaction that will result in a dissolution of the Partnership.

         1.09 Certificate. The Certificate of Limited Partnership with respect to the Partnership which shall be executed simultaneous herewith and filed for record with the Secretary of State of the State of Florida by the General Partners and which shall be amended in the manner and as required by the Law.

         1.10 Code. The Internal Revenue Code of 1986, as amended from time to time.

         1.11 Distribution. Distribution shall mean a distribution by the Partnership to the Partners of cash or property from any source (unless a specific source is indicated in this Agreement).

         1.12 Fiscal Year (or Partnership Accounting Year)Fiscal Year (or Partnership Accounting Year). The calendar year, unless otherwise determined by the General Partners.

         1.13 Initial Capital. The net capital credited to each Partner's Capital Account as of the date of the Agreement pursuant to Section 3.01 hereof.

         1.14     Law. The Florida Revised Uniform Limited Partnership Act
(1986), Sections 620.101-620.180, Florida Statutes, as amended.

         1.15 Limited Partners. BDC, Solomon, Graziotto and any other persons who may become limited partners of the Partnership in the future.

         1.16 Net Proceeds of a Capital Transaction. The proceeds received by the Partnership in connection with an Interim or Terminating Capital Transaction after payment of all costs and expenses incurred by the Partnership in connection with such Capital Transaction, including, without limitation, brokers' commissions, loan fees, loan payments, other closing costs and, if the Capital Transaction is a financing or refinancing, after the payment of any Partnership indebtedness intended to be repaid out of such financing or refinancing, and further reduced by provision for a working capital reserve as determined by the General Partners.

         1.17 Partners. The General Partners and the Limited Partners, and reference to a "Partner" shall be to any of the Partners.

         1.18 Partnership. Fairways at Grand Harbor, Ltd., a Florida limited partnership.

         1.19 Partnership Accountants. Such certified public accountants as may be selected, from time to time, by the General Partners.

         1.20 Partnership Interest. The entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all distributions, allocations and other benefits to which such Partner may be entitled as provided in this Agreement and the Law together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement and the Law, and further including the Capital Account of such Partner.

         1.21 Partnership Percentages. The percentage interests of the Partners in the Partnership, which, as of the date hereof, are as follows:

                  (a) Fairways      -    .5%
                  (b) BVP           -    .5%
                  (c) BDC           -  44.5%
                  (d) Solomon       - 34.75%
                  (e) Graziotto     - 19.75%

         1.22 Person. Any individual, trust, partnership, corporation, joint venture, or other entity or association, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person.

         1.23 Profits and Losses. For each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period (including gain or loss resulting from a Capital Transaction), determined by the Partnership Accountants in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss).

         1.24 Regulations. Regulations shall mean regulations promulgated by the United States Treasury Department interpreting the Code.

         1.25 Required Vote. Required Vote shall mean the affirmative vote of Limited Partners having, in the aggregate, at least seventy percent (70%) of the Partnership Percentages of all of the Limited Partners.

         1.26 Transfer. The sale, assignment, hypothecation, mortgage, pledge or other voluntary or involuntary encumbrance or disposition of a Partnership Interest (or, as used in Section 8.01 hereof, control of a General Partner), whether by operation of law or otherwise, or whether in whole or in part.

                                   ARTICLE II
                         FORMATION, NAME, BUSINESS, TERM

         2.01 Formation. The Partners have formed the Partnership as a limited partnership pursuant and subject to the Law for the limited purposes and scope set forth herein by filing the Certificate, and the Partnership shall be continued hereby, and the rights and liabilities of the Partners shall be as provided in the Law, except as herein otherwise expressly provided. The General Partners and Limited Partners shall execute any and all certificates or other documents and the General Partners shall take whatever action is required in order for the Partnership to continue to conduct business as a Limited Partnership in the State of Florida.

         2.02 Name. The business of the Partnership shall be conducted under the name "Fairways at Grand Harbor, Ltd." The Partnership may conduct business under such other name or fictitious name as the General Partners may designate.

         2.03 Principal Place of Business. The principal place of business of the Partnership shall be at such location in or outside the State of Florida as hereinafter may be determined by the General Partners.

         2.04 Business of the Partnership. The purpose and scope of the Partnership is to: (i) acquire the Property pursuant to the Purchase Agreement, and to execute any and all documents necessary or appropriate in connection therewith, including but not limited to notes and mortgages; (ii) to own, manage, and develop the Property for profit in such manner as the Partners shall hereafter determine; and (iii) engage in all manner of transactions and activities incidental to the foregoing or otherwise allowed under the Law. The Partnership shall not engage in any other business or activity, except as otherwise expressly and specifically provided in this Agreement or as the General Partners shall otherwise agree in writing. Except as expressly provided to the contrary in this Agreement, nothing herein shall be deemed to restrict in any way the freedom of a Partner to conduct any other business or activity whatsoever without any accountability to the Partnership or the other Partners.

         2.05 Term. The term of the Partnership as a limited partnership shall commence with the filing of the Certificate with the Secretary of State of the State of Florida, and shall continue in full force and effect until terminated in accordance with Article X of this Agreement or as otherwise provided by the Law.

         2.06 Title. Legal title to the Partnership's property shall be held in the name of the Partnership or in such other manner as the General Partners shall determine.

         2.07 Agent for Service. Raymond E. Graziotto is hereby designated as agent for service of the Partnership, or such other Person as the General Partners may, from time to time, designate.

         2.08 Designated Person. For purposes of facilitating the performance of the terms and provisions of this Agreement and the operation of the Partnership, each General Partner designates the person(s) set forth below opposite such General Partner's name ("Designated Person") as such General Partner's authorized representative and attorney-in-fact to take all actions, make all decisions and execute and deliver all documents on its behalf which such General Partner, in its capacity as General Partner, is permitted or required to take, make or execute and deliver pursuant to this Agreement. Either General Partner may change its Designated Person by delivering to the other General Partners and to the Partnership, written notice thereof, which notice shall be by written certification of the President, if the General Partner is a corporation, or shall be signed by all general partners if the General Partner is a partnership. The foregoing is intended to estop any General Partner from denying the authority of its Designated Person to act on its behalf with respect to Partnership matters and shall not be construed to preclude other duly authorized persons from acting on any General Partner's behalf. The Designated Persons, as of the date hereof, are as follows:

                               Designated Person
                               -----------------

                  Fairways J.C. Solomon II or Raymond E. Graziotto (only one required)

                  BVP          John E. Abdo or Alan B. Levan (only one required)

         2.09 Competition. Nothing herein shall be deemed to restrict in any way the freedom of any Partner or their Affiliates to conduct any other business or activity whatsoever without accountability to the Partnership or the other Partners, even if such business or activity competes with the Business of the Partnership.

                                   ARTICLE III
                          CAPITAL CONTRIBUTIONS; LOANS

         3.01     Capital Contributions.

                  (a) The General Partners shall contribute, by assignment, the Purchase Agreement, in exchange for which the General Partners shall receive a credit to their Capital Account of $5.00 each.

                  (b) The Limited Partners shall contribute to the capital of the Partnership the following amounts simultaneous with the execution hereof ("Initial Capital"):

                           (i)      BDC        -        $ 445.00
                           (ii)     Solomon    -        $ 347.50
                           (iii)    Graziotto  -        $ 197.50

                  (c) Capital contributions in excess of the Initial Capital shall be required of the Limited Partners as may be determined by the General Partners.

         3.02     Partner Loans.

                  (a) The Partners anticipate that the Partnership shall obtain third-party loans in addition to and/or in refinancing of the Capital Contributions and Partner Loans, at such times and in such amounts as the General Partners may hereafter determine, with interest payable at the then prevailing rates, from commercial banks, savings and loan associations or other lending institutions or persons. Unless otherwise provided in this Agreement, in the event that at any time or from time to time additional funds in excess of the Capital Contributions or prior "Partner Loans" (as hereinafter defined) of the Partners are required by the Partnership for or in respect of its business or any of its obligations, expenses, costs, liabilities or expenditures, then the General Partners, acting for and on behalf of and in the name of the Partnership, shall endeavor to cause the Partnership to borrow such required additional funds, with interest payable at the then prevailing rates, from commercial banks, savings and loan associations or other lending institutions or persons. In the event that the Partnership does not borrow said required additional funds from a third party lender, then the Limited Partners shall be required to loan the amount of the additional funds then required based upon each Partner's relative Partnership Percentage ("Partner Loan"). The Partner Loan shall be evidenced by a negotiable promissory note of the Partnership and shall bear interest at the rate of twelve percent (12%) per annum. In no event shall any such loan bear interest at a rate in excess of the highest lawful nonusurious rate permitted by the law applicable to the loan. Any interest paid pursuant to this subsection shall be deemed an expense of the Partnership, and shall be treated as a payment described in Code Section 707(a). No Partner Loan made by any Limited Partner shall have priority as to payment or security over any Partner Loan made by any other Limited Partner.

                  (b) In the event that a Partner fails to make all or any portion of that Partner's share of the Partner Loan within seven (7) days after written notice by the General Partners that such Partner Loan is due, then such Partner shall be in "Default" of this Agreement ("Defaulting Partner"). In the event of such Default, the other Partners may elect to advance as a loan to the Partnership an amount equal to the Partner Loan that the Defaulting Partner failed to make ("Default Loan"). The Partners electing to make Default Loans hereunder are hereinafter referred to as the "Lending Partners." The Lending Partners shall determine amongst themselves the proportions in which a Default Loan shall be made, or, if they fail to agree, then pro rata based upon their relative Partnership Percentages. In the event the Lending Partners have advanced such monies as a Default Loan to the Partnership, then and in such event the following shall be applicable: (i) such Default Loan shall be a demand loan which shall bear interest at eighteen percent (18%) per annum ("Default Rate"); (ii) all monies paid as repayment of such Default Loan shall first be applied to the costs and expenses of the Lending Partners, including attorneys' fees and costs with respect to such Default Loan, secondly towards accrued and unpaid interest, and finally towards the outstanding principal balance; (iii) interest on the Default Loan shall be due and payable monthly and all such interest shall be deemed an expense of the Partnership, which monthly interest payments the Partners hereby agree shall be paid by the Partnership and such monthly obligation shall be set forth in all budgets and projections of the Partnership; and (iv) the Default Loan may be called in whole or in part anytime.

                  (c) In the event the Lending Partners shall make the Default Loan and in the further event that the Defaulting Partner shall have failed to fully cure the Default hereunder by paying the Default Loan, together with interest thereon at the Default Rate from the date such Default Loan was due until the date of the election by the Lending Partners to take advantage of the provisions of this Section 3.02(c), the Lending Partners shall have the right (which shall only be elected in writing) to convert all or any portion of the Default Loan (including interest which has accrued thereon) to the capital of the Partnership, whereupon the Partnership Interests of the Lending Partners shall be proportionately and permanently increased and the Partnership Interest of the Defaulting Partner shall be proportionately and permanently reduced in the manner set forth in Section 3.02(d) below. Notwithstanding anything contained herein to the contrary, the Lending Partners shall give the Defaulting Partner fifteen (15) days written notice of their intentions to invoke the provisions of Section 3.02(d) below, during which time the Defaulting Partner shall have the right to satisfy in full the then outstanding principal balance, together with any accrued but unpaid interest, of the Default Loan owing to the Lending Partners.

                  (d) In the event that the Lending Partners shall determine to convert all or any portion of the Default Loan to the capital of the Partnership pursuant to Section 3.02(c) above, the Partnership Interests of the Partners shall be redetermined pursuant hereto so that each Partner's redetermined Partnership Percentage shall be equal to the product of the total Partnership Percentages of all of the Limited Partners (the same being 99%) and a fraction, the numerator of which shall be equal to any Capital Contributions and Partner Loans of such Partner, plus 200% of any Default Loans theretofore made by such Partner, and the denominator of which is equal to the Capital Contributions of all Partners, the aggregate Partner Loans theretofore made by all Partners, and 200% of any Default Loans theretofore made by all Partners. For purposes of the forgoing provision, the Partnership Percentages of the General Partners shall not be redetermined. To illustrate the foregoing, assume that the Defaulting Partner, has a Partnership Percentage of 15% and fails to make a Partner Loan of $150,000 out of a total of $990,000 required to be made by all Limited Partners, and the Lending Partners loan such amount to the Partnership and elect to convert such loan to the capital of the Partnership. Assume further that the aggregate amount of Capital Contributions and Partner Loans theretofore made by all of the Partners (excluding the General Partners) is $2,475,000, and the portion theretofore made by the Defaulting Partner is $375,000. The Lending Partners make their share of a Partner Loan of $840,000, and the Defaulting Partner fails to loan $150,000. The Lending Partners, in the aggregate, shall have a redetermined Partnership Percentage of 88.73%, based upon the product of 99% and a fraction having a numerator of $3,240,000 (the initial aggregate contributions and Partner Loans of the Lending Partners of $2,100,000, plus their share of the Partner Loans of $840,000, plus 200% of $150,000), and a denominator of $3,615,000 (the aggregate contributions and Partner Loans of all of the Partners of $2,475,000, plus the Lending Partners's share of the Partner Loans of $840,000, plus 200% of $150,000). The redetermined Partnership Percentage of the Defaulting Partner shall be 10.37%.

                  (e) The remedies heretofore expressly set forth are in addition to and not in lieu of any and all other legal and equitable remedies that may be available to the Partnership and/or the Lending Partners in the event of a Default by the Defaulting Partner. With respect to the foregoing remedies, the Lending Partners and the Partnership shall have the right to pursue same on a cumulative basis, no action seeking any single remedy constituting an election or in any other way precluding the Lending Partners or the Partnership from simultaneously or thereafter pursuing the other remedies.

         3.03     Personal Guaranties; SEPARATE OBLIGATIONS.

                  (A) THE PARTNERS ACKNOWLEDGE AND AGREE THAT THE PARTNERSHIP WILL REQUIRE THIRD-PARTY FINANCING TO CONSTRUCT THE IMPROVEMENTS UPON THE PROPERTY ("FINANCING"), AND THE GENERAL PARTNERS HAVE NEGOTIATED WITH BANKATLANTIC, A FEDERAL SAVINGS BANK, an Affiliate of BVP and BDC, for such Financing. It is currently contemplated that Solomon and Graziotto shall personally guaranty the repayment of the Financing ("Guaranty"). BDC hereby agrees that in the event Solomon, Graziotto or any of their affiliates that may join in the Guaranty (individually the "Specified Party" or collectively the "Specified Parties") incur any costs, expenses, damages, liabilities, fines, settlements, judgments, penalties, attorneys' fees and the like in connection with any investigation, defense, prosecution, settlement or appeal of any threatened suit, action or proceeding in which the Specified Party was or is a party or is threatened to be made a party by reason of any claims whatsoever arising out of or relating to the Guaranty ("Specified Losses"), that BDC agrees to promptly pay and reimburse the Specified Parties for an amount ("Cap Amount") equal to the lesser of (i) forty-five percent (45%) of the Specified Losses actually paid by the Specified Parties, or (ii) the aggregate sum of Four Million Five Hundred Thousand Dollars ($4,500,000). In the event that the Specified Parties shall be required to make a payment to the Lender pursuant to the Guaranty and the Specified Parties are prepared to make such payment to the Lender, then the Specified Parties shall notify BDC of such claim and a date within ten (10) days after such notice as to when the Specified Parties shall be making the payment to the Lender, whereupon simultaneous with the Specified Party making payment directly to the Lender pursuant to such Guaranty, BDC will pay to the Specified Parties forty-five percent (45%) of the amount then being paid to the Lender, provided that such payment, together with any other portion of the monies payable by BDC pursuant to this Section 3.03, shall not exceed the Cap Amount. In the event that the Specified Parties incur any other Specified Losses other than as set forth in the immediately preceding sentence, then BDC shall pay to the Specified Parties on a quarterly basis an amount equal to forty-five percent (45%) of any such Specified Losses (other than payments made directly to the Lender as provided in the preceding sentence) which have been incurred by the Specified Parties during the preceding quarter, provided that the aggregate amount of such payments, together with any other portion of the monies paid by BDC pursuant to this Section 3.03, will not exceed the Cap Amount. BDC hereby covenants and agrees that so long as the Financing shall remain outstanding, BDC will, at all times, maintain a "Net Worth" (as defined under generally accepted accounting principals) of at least Five Million Six Hundred Twenty-Five Thousand Dollars ($5,625,000). The Partnership shall and does hereby agree, to the fullest extent permitted by law and to the extent of the Partnership's assets, to defend, indemnify and hold harmless THE LIMITED PARTNERS, AND ANY OTHER PERSONS WHO MAY HEREAFTER BECOME LIABLE FOR THE FINANCING PURSUANT TO THE GUARANTY, FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, COST, EXPENSE OR DAMAGE INCURRED OR SUSTAINED BY REASON OF THE GUARANTY OR THE FINANCING. The Limited Partners hereby agree that in the event that any Partner shall be liable pursuant to the Guaranty after all indemnification payments have been made by the Partnership, that each of the Limited Partners shall indemnify and hold harmless the remaining Limited Partners such that the ultimate financial burden under the Guaranty shall be borne by the Limited Partners proportionate to their respective Partnership Percentages (provided that in no event shall the aggregate liability of BDC exceed the Cap Amount set forth above). The provisions of this Section 3.03(a) shall survive the termination of this Agreement.

                  (b) The parties specifically acknowledge and agree that the Limited Partners are acting in their capacity as Partners in this Partnership pursuant to the express terms and provisions set forth in this Agreement. Notwithstanding anything contained herein to the contrary, the parties hereby acknowledge and agree that the fact that BVP or BDC are involved in this transaction as Partners, shall not in any way affect their right and/or the right of any Affiliate of BVP or BDC TO DEAL WITH THE PARTNERSHIP IN THEIR SOLE AND ABSOLUTE DISCRETION IN CONNECTION WITH ANY LOANS OR OTHER TRANSACTIONS WHICH ARE ENTERED INTO BY THE PARTNERSHIP AND ANY AFFILIATE OF BVP OR BDC, INCLUDING, BUT NOT LIMITED TO, THE FINANCING WITH BANKATLANTIC, A FEDERAL SAVINGS BANK ("OTHER TRANSACTIONS"). IT IS SPECIFICALLY ACKNOWLEDGED AND AGREED THAT IN CONNECTION WITH THE OTHER TRANSACTIONS, (I) THE FACT THAT BVP OR BDC ARE INVOLVED IN THIS PARTNERSHIP SHALL NOT IN ANY WAY AFFECT THE OBLIGATIONS OF THE PARTNERSHIP TO ANY AFFILIATE OF BVP OR BDC PURSUANT TO THE OTHER TRANSACTIONS, NOR DOES THE PARTNERSHIP EXPECT TO RECEIVE ANY CONCESSIONS AS THE RESULT THEREOF; (II) THE ACTS OF ANY AFFILIATE OF BVP OR BDC PURSUANT TO THE OTHER TRANSACTIONS ARE INDEPENDENT AND SEPARATE FROM ANY OBLIGATION OF BVP OR BDC PURSUANT TO THE TERMS OF THIS AGREEMENT; AND THE PARTNERSHIP DOES HEREBY RELEASE, REMISE, ACQUIT AND FOREVER DISCHARGE ANY AFFILIATE OF BVP OR BDC IN CONNECTION WITH ANY CLAIMS THAT IT IS A JOINT VENTURER WITH THE PARTNERSHIP IN CONNECTION WITH OTHER TRANSACTIONS AND THAT THE ONLY JOINT VENTURE WILL BE WITH RESPECT TO THE INTERESTS OF BVP AND THE LIMITED PARTNER PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT. ADDITIONALLY, THE PARTNERSHIP DOES HEREBY REMISE, RELEASE AND DISCHARGE ANY PERMITTED TRANSFEREE OF BVP OR BDC IN CONNECTION WITH ANY CLAIM FOR LENDER LIABILITY OR CLAIMS THAT THE PARTNERSHIP WOULD BE ENTITLED TO CONCESSIONS, EXTENSIONS OR OTHERWISE BE ENTITLED TO RIGHTS WHICH ARE NOT EXPRESSLY PROVIDED FOR AS BEING THE OBLIGATION OF ANY AFFILIATE OF BVP OR BDC PURSUANT TO THE EXPRESS TERMS OF SUCH OTHER TRANSACTIONS. THE PARTNERSHIP ACKNOWLEDGES AND AGREES THAT ANY AFFILIATE OF BVP OR BDC SHALL HAVE THE RIGHT, IN ITS SOLE AND ABSOLUTE DISCRETION, TO ENFORCE THE TERMS AND PROVISIONS OF ALL SUCH OTHER TRANSACTIONS ACTING IN ITS SOLE AND BEST INTEREST AS IT DETERMINES, IN ITS SOLE AND ABSOLUTE DISCRETION, WITHOUT REGARD TO THE FACT THAT BVP OR BDC ARE PARTNERS IN THE PARTNERSHIP.

         3.04     Other Matters Relating to Capital.

                  (a) Interest earned on Partnership funds shall inure solely to the benefit of the Partnership, and, except as specifically provided herein, no interest shall be paid upon any contributions or advances to the capital of the Partnership or upon any undistributed or reinvested income or profits of the Partnership.

                  (b) Loans by a Partner to the Partnership shall not be considered contributions to the capital of the Partnership and shall not increase the Capital Account of the lending Partner.

                  (c) Except as specifically provided herein, no Partner shall be entitled to withdraw or to a return of any part of its Capital Contribution or to receive property or assets in return thereof, and the General Partners shall not be liable to the Limited Partners for a return of their Capital Contributions, except as provided in this Agreement. To the extent any monies which any Partner is entitled to receive pursuant to Article IV would constitute a return of capital, each of the Partners consent to the withdrawal of such capital.

                  (d) No Partner shall be entitled to priority over any other Partner, either with respect to a return of its Capital Contribution or to allocations of taxable income, gains, losses or credits, or to distributions, except as provided in this Agreement.


                                   ARTICLE IV
                          ALLOCATIONS AND DISTRIBUTIONS

         4.01     Allocations from Operations and Capital Transactions.

                  (a) The Profits of the Partnership from operations, and any income (including gain) resulting from any Interim or Terminating Capital Transactions as calculated for federal income tax purposes and reported by the Partnership on its U.S. Partnership Return of Income for each fiscal year (or portion thereof) during the term of this Agreement, shall be allocated to the Partners as follows:

                           (i)      First, to those Partners in proportion to
and in an amount equal to the aggregate amount of Losses previously allocated to the Partners pursuant to Section 4.01(b)(ii) hereof; and

                           (ii)     Second, to the Partners pro rata in
accordance with their respective Partnership Percentages.

                  (b) The Losses of the Partnership from operations, and any losses resulting from any Interim or Terminating Capital Transactions as calculated for federal income tax purposes and reported by the Partnership on its U.S. Partnership Return of Income for each fiscal year (or portion thereof) during the term of this Agreement, shall be allocated to the Partners as follows:

                           (i)      First, to the Partners in proportion to and
in an amount equal to the aggregate amount of Profits previously allocated to the Partners pursuant to Section 4.01(a)(ii) hereof; and

                           (ii)     Second, to the Partners pro rata in
accordance with their respective Partnership Percentages.

         4.02 Special Allocations. The following special allocations shall be made in the following order:

                  (a) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or
Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 4.02(a) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.02(a) were not in the Agreement.

                  (b) Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.02(b) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.02(a) and this Section 4.02(b) were not in the Agreement.

                  (c) Curative Allocations. The allocations set forth in this Section 4.02 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 4.02(c). Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the General Partners shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 4.01.

         4.03 Distribution of Available Cash and Net Proceeds of an Interim Capital Transaction. Periodically, but not less frequently than annually, the Available Cash and Net Proceeds of an Interim Capital Transaction, if any, shall be distributed to the Partners pro rata in accordance with their respective Partnership Percentages.

         4.04 Distribution of Net Proceeds from Terminating Capital Transaction. The net proceeds of a Terminating Capital Transaction shall be distributed in the manner set forth in Sections 10.03 and 10.04 hereof.

         4.05 Distribution in Cash Only. No Partner shall have the right to demand or receive property other than cash from the Partnership for any reason whatsoever and no Partner shall have the right to sue for partition of the Partnership or for the Partnership's assets.

                                    ARTICLE V
                            MANAGEMENT OF PARTNERSHIP

         5.01 Rights, Powers and Duties of the General Partners. The overall management and control of the business and affairs of the Partnership shall be vested solely in the General Partners. All of the Partnership's acts and decisions shall be authorized by the written consent of both General Partners. The General Partners shall conduct the day-to-day operations of the Partnership. Without limiting the foregoing, the General Partners shall have the authority:

                  (a) To keep all books of accounts and other records required by the Partnership, keep vouchers, statements, receipted bills, invoices and all other records, covering all collections, disbursements and other data in connection with the business of the Partnership;

                  (b) To hire, retain or employ, fire and coordinate the services of all employees, supervisors, attorneys, accountants, consultants, independent contractors and other persons necessary or appropriate to carry out the business of the Partnership;

                  (c) To the extent that funds of the Partnership are available therefor, to pay all debts and other obligations of the Partnership when due;

                  (d) To grant, assign, transfer, lease or let any of the Partnership property, whether real or personal, in furtherance of the business of the Partnership and, in connection therewith, to execute in the Partnership's name, any and all deeds, documents, bills of sale, and other papers pertaining to the business of the Partnership;

                  (e) To borrow money from any lender, including any Partner hereunder, extend or renew any existing indebtedness and mortgage or pledge any property in the Partnership upon such terms and conditions as the General Partners deems appropriate;

                  (f) To sell at public or private sale, contract to sell, convey, exchange, transfer and otherwise deal with the Partnership property, real or personal, and any reinvestment thereof from time to time for such price and upon such terms as the General Partners deems appropriate;

                  (g) To compromise, contest, prosecute or abandon claims in favor of or against the Partnership and to agree to any recision or modification of any contract or agreement; and

                  (h) To do any and all other things which are necessary, incidental or required in giving effect to all of the foregoing duties and responsibilities.

         5.02 Liability and Indemnification. The General Partners, their officers, directors, shareholders, employees or affiliates, shall not be liable to the Partnership or any Partner for any loss or liability incurred in connection with any act performed or omitted in accordance with the terms of this Agreement, except for any loss or liability incurred in connection with fraud, willful and wanton misconduct or gross negligence of the General Partners. The Partnership shall and does hereby agree, to the fullest extent permitted by law and to the extent of the Partnership's assets, to defend, indemnify and hold harmless the General Partners, their officers, directors, shareholders, employees and affiliates, from and against any and all liability, loss, cost, expense or damage incurred or sustained by reason of any act or omission in the conduct of the business of the Partnership, regardless of whether acting pursuant to their discretionary or explicit authority hereunder; provided, however, the Partnership shall not indemnify the General Partners, their officers, directors, shareholders, employees or affiliates or hold it or them harmless with respect to any of the foregoing incurred in connection with the fraud, willful and wanton misconduct or gross negligence of the General Partners, their officers, directors, shareholders, employees or affiliates. The provisions of this Section 5.02 shall survive the termination of this Agreement.

         5.03     Exercise of Rights and Powers.

                  (a) The General Partners shall not be liable personally for the return of the Capital Contributions of the Limited Partners or any portions thereof, it being expressly understood that any such returns shall be made solely from the assets of the Partnership.

                  (b) The General Partners may delegate all or any of their powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any person, including any affiliate, for the transaction of the business of the Partnership, which person or affiliate may, under the supervision of the General Partners, perform any acts or services for the Partnership as the General Partners may approve and may receive such compensation from the Partnership on account of such services as the General Partners deem proper.

                                   ARTICLE VI
                       MATTERS REGARDING LIMITED PARTNERS

         6.01 Liability of Limited Partners. Except as provided in Article III hereof, the Limited Partners shall not be bound by, or personally liable for, obligations or liabilities of the Partnership beyond the amount of their Initial Capital and any additional Capital Contributions to the Partnership; provided, however, the Limited Partners are obligated to return a distribution from the Partnership to the extent provided by the Law.

         6.02 Management. The Limited Partners shall not participate in the operation or management of the business of the Partnership, or transact any business for or in the name of the Partnership, and the Limited Partners shall not have any right or power to sign for or bind the Partnership in any manner. Nothing contained herein shall limit the right of a Limited Partner, in his capacity as a shareholder of the General Partners, from participating in management decisions of the General Partners affecting the Partnership.

         6.03     Power of Attorney.

                  (a) The Limited Partners hereby make, constitute and appoint the General Partners, and each Person who shall hereafter become a General Partner, with full power of substitution, their true and lawful attorney-in-fact, and in the name, place and stead of each such Limited Partner, with the power from time to time to execute, acknowledge, make, swear to, verify, deliver, record, publish and/or file:

                           (i)      Any and all amendments to the Certificate to
be filed in accordance with the Law and the applicable laws of any other state or jurisdiction in which said attorney deems such filing to be necessary to give effect to the provisions of this Agreement and to preserve the character of the Partnership as a limited partnership; and

                           (ii)     All such other instruments as said attorney
may deem necessary or desirable to carry out the provisions of this Agreement in accordance with its terms; provided, however, that this Special Power of Attorney shall not empower such attorney to execute any instrument or other document which affects the substantive rights of any Limited Partner, increases the liabilities of any Limited Partner beyond the liability contemplated by this Agreement or which reduces the pro rata share of any Limited Partner in Profits, Losses, allocations and Distributions to be received by such Limited Partner under this Agreement without the prior written consent of such Limited Partner. Said attorney shall have full power and authority to do and perform each and every act and thing whatsoever requisite and necessary in and about the foregoing as fully as the Limited Partners might or could do if personally present and the Limited Partners hereby ratify and confirm all that said attorney shall lawfully do or cause to be done by virtue hereof.

                  (b) The foregoing grant of authority is a Special Power of Attorney coupled with an interest in favor of the General Partners and as such shall be irrevocable.

         6.04 Limitation of Certain Rights. The Limited Partners shall not have the right or power to: (i) withdraw or reduce their Capital Contributions to the Partnership except as a result of the dissolution of the Partnership or as otherwise provided in this Agreement or by the Law; (ii) bring an action for partition against the Partnership or with respect to any of its property; or
(iii) cause the termination or dissolution of the Partnership by court decree or as may be permitted by the Law, such rights being specifically waived by the Limited Partner.

                                   ARTICLE VII
                    ADDITIONAL LIMITED PARTNERSHIP INTERESTS;
                       TRANSFERS OF PARTNERSHIP INTERESTS

         7.01 General Prohibition. No Partner shall transfer any of such Partner's Partnership Interest or such Partner's rights under this Agreement other than pursuant the provisions of this

Article VII, unless there is express written consent to the transfer by the General Partners, which consent may be unreasonably withheld. Notwithstanding the foregoing:

                  (a)      Members of a General Partner's "Group" (as defined in
Section 8.02 hereof) shall have the right to transfer their Partnership Interests by and among one another without the consent of the General Partners, and

                  (b) A Limited Partner that is a member of a Group may Transfer all or any portion of its Interest:

                           (i)      In the case of an individual Limited
Partner, to such Limited Partner's spouse, natural or adoptive ancestors or descendants, trusts for his or their exclusive benefit, or to an entity controlled by the transferor Limited Partner if all of the equity interests in such entity are owned by such Limited Partner's spouse, natural or adoptive ancestors or descendants, or trusts for his or their exclusive benefit, or

                           (ii)     In the case of a Limited Partner that is an
entity, to one or more other entities controlled by the transferor Limited Partner; provided, however, that (y) any such Transfers shall not relieve the transferor of any liability hereunder without the written consent of the General Partners, and (z) each such transferee shall execute a joinder to this Agreement and such other instruments as the General Partners shall reasonably require for the admission of the transferee.

Notwithstanding the foregoing, no Transfer shall be permitted pursuant to the foregoing subsections (a) or (b) if such Transfer would cause the Partnership to terminate for federal income tax purposes pursuant to Code Section 708(b)(1)(B).

         7.02 Additional Limited Partnership Interests. Except as set forth in Section 7.01, no additional Limited Partner shall be admitted into the Partnership without the express written consent of the General Partners, which consent and vote may be unreasonably withheld. Any additional Limited Partner(s) admitted into the Partnership shall be admitted upon such terms and conditions as consented to by the General Partners.

         7.03 Effect of a Transfer Not in Compliance with this Article. Any purported Transfer of a Partnership Interest in violation of the provisions of this Agreement shall be, as between the parties thereto and the Partnership, null and void ab initio; provided, however, that any Transfer resulting from the order of any court having jurisdiction with respect to the disposition of a Partnership Interest or by operation of law shall be effective to vest in a third party the rights of an Assignee. An Assignee, who does not become a substitute Limited Partner, has no right to require any information or account of the Partnership transactions or to inspect the Partnership books; such Assignee is only entitled to receive the share of the profits or other compensation by way of income, or the return of said Assignee's contribution to which the assignor would otherwise be entitled. Furthermore, no such Assignee shall be entitled to exercise any powers or give or withhold any consents or approvals required or with respect to such Partnership Interest.

                                  ARTICLE VIII
                  TRANSFERS BY GENERAL PARTNERS AND AFFILIATES

         8.01 General Prohibition. Except as otherwise provided herein, neither General Partner shall Transfer its Partnership Interest without the prior written consent of the other General Partner. In the event that BDC and its Affiliates shall no longer own 51% of the issued and outstanding shares of BVP without the prior written consent of Fairways, then as of such date BVP shall be deemed to have violated the provisions of this Section 8.01. In the event that Solomon, Graziotto and their Affiliates shall no longer own 51% of the issued and outstanding shares of Fairways without the prior written consent of BVP, then as of such date Fairways shall be deemed to have violated the provisions of this Section 8.01. Any purported Transfer of a General Partner's Partnership Interest in violation of the provisions of this Agreement shall be, as between the parties thereto and the Partnership, null and void ab initio, and as of the date of the purported Transfer the Partnership Interest of the assigning General Partner shall be immediately and without any further action converted to that of a Limited Partner, and the assigning General Partner shall no longer have the right to exercise any of the rights of a General Partner as set forth herein. Any Transfer resulting from the order of any court having jurisdiction with respect to the disposition of a Partnership Interest or by operation of law shall be effective to vest in a third party the rights of an Assignee of a Limited Partner's Partnership Interest. An Assignee has no right to require any information or account of the Partnership transactions or to inspect the Partnership books; such Assignee is only entitled to receive the share of the profits or other compensation by way of income, or the return of said Assignee's contribution to which the assignor would otherwise be entitled. Furthermore, no such Assignee shall be entitled to exercise any powers or give or withhold any consents or approvals required or with respect to such Partnership Interest.

         8.02 Members of Group Bound by General Partners. For purposes of this Article VIII, the Partnership Interests of BVP shall include the Partnership Interests of BDC (sometimes hereinafter referred to as the "BVP Group"), and the Partnership Interests of Fairways shall include the Partnership Interests of Solomon and Graziotto (sometimes hereinafter referred to as the "Fairways Group"), it being the intent and desire of the parties that in exercising the rights and obligations set forth in this Article VIII that the General and Limited Partnership Interests of each of the BVP Group and of the Fairways Group shall be treated as a singular unit (sometimes referred to herein as a "Group"). Except as the context may otherwise require, any references to a General Partner shall refer to all members of such General Partner's Group. BDC hereby appoints BVP, and Solomon and Graziotto hereby appoint Fairways, as their respective attorneys-in-fact for all purposes of exercising any and all rights and obligations under this Article VIII, and each shall be bound by the determinations of their respective attorneys-in-fact. Each member of a General Partner's Group shall be jointly and severally liable for the obligations of that Group imposed under this Article VIII.

         8.03     Blind Option.

                  (a) Either General Partner (hereinafter referred to as "Initiating Partner") shall have the right to invoke a mandatory "Blind Option" by giving written notice thereof ("Blind Option

Notice") to the other, non-Initiating General Partner (hereinafter referred to as "Electing Partner"). The Blind Option Notice shall contain: (a) an offer to buy ("Offer to Buy") all, but not less than all, the (i) Partnership Interests, and (ii) any and all loans made by the Electing Partner to the Partnership ("Partnership Loans") from the Electing Partner, which Offer to Buy shall set forth a value of all of the Partnership's assets as more fully provided in
Section 8.03(d) hereof (referred to herein as the "Blind Option Price"); and (b) an offer to sell ("Offer to Sell") all, but not less than all, the Initiating Partner's Partnership Interest and Partnership Loans (collectively hereinafter referred to as the "Interests") to the Electing Partner at the Blind Option Price. For all purposes hereunder, the Offer to Sell shall include all of the Interests owned by the Initiating Partner. The Blind Option Price may not be conditioned in any manner or established as a formula. For purposes of this Article, a Partner's Partnership Interest shall include the Partnership Interest of any transferee of such Partner.

                  (b) Within sixty (60) days from the date on which the Blind Option Notice is given, the Electing Partner shall elect either to accept the Offer to Buy or to accept the Offer to Sell by giving written notice of such election to the Initiating Partner ("Blind Option Election Notice"). The failure of the Electing Partner to give the Blind Option Election Notice within said sixty (60) day period shall be deemed an affirmative election by the Electing Partner to accept the Offer to Buy, and a Blind Option Election Notice to that effect shall be deemed given as of such sixtieth (60th) day.

                  (c) The Partner ultimately purchasing the Interests pursuant to these provisions shall hereinafter be referred to as the "Blind Option Purchaser," and the Partner ultimately selling its Interests pursuant to these provisions shall hereinafter be referred to as the "Blind Option Seller." The members of the group that is the Blind Option Purchaser shall be jointly and severally liable to purchase the Interests of the Blind Option Seller, and the Blind Option Seller may proceed against any one or more of the members of the group that is the Blind Option Purchaser without any obligation to pursue other members of the Blind Option Purchaser.

                  (d) The Blind Option Price to be paid by a Blind Option Purchaser hereunder shall be an amount equal to that which the Blind Option Seller would receive as a distribution pursuant to Section 10.03 hereof if the Partnership's assets were sold at the value specified in the Blind Option Notice, and the Partnership was terminated and liquidated as of the date of the Blind Option Notice. The Blind Option Price shall be paid by cashier's check or wire transfer at the Blind Option Closing.

                  (e) The closing ("Blind Option Closing") under this Article shall be held on a date as agreed upon by the parties, but in no event shall be held not earlier than the thirtieth (30th) day, following the date on which the Blind Option Election Notice is given or deemed given, nor later than the ninetieth (90th) day following the date of the Blind Option Notice. At the Blind Option Closing, each member of the group that is the Blind Option Seller shall: (a) represent and warrant in writing to the Blind Option Purchaser that it is the sole owner of the Interests it is selling, that such Interests are held free and clear of any and all pledges, claims, liens and rights of others (other than the effect of this Agreement) and that it has the full power, right and authority to consummate the sale of its Interests; and (b) assign and deliver to the Blind Option Purchaser the Interests so sold, together with all other documents necessary to transfer such Interests. In addition, at the Blind

Option Closing, or as soon as practicable thereafter, the provisions of Section
8.05 shall be implemented with respect to the Blind Option Seller.

                  (f) In the event that a Blind Option Purchaser, through no fault of the Blind Option Seller, breaches his obligation to purchase a Blind Option Seller's Interests in the manner and within the time period provided in Sections 8.03(d) and (e) hereof ("Blind Option Purchaser Default"), such Blind Option Seller, in addition to any other rights and remedies which he may have at law or in equity, may purchase all such Blind Option Purchaser's Interests at an amount per share equal to seventy-five percent (75%) of the Blind Option Price, which sale may be enforced by such Blind Option Seller in equity by a suit for specific performance.

                  (g) During the period commencing on the date on which the Blind Option Election Notice is given or deemed given and ending on the date of the Blind Option Closing, the Blind Option Purchaser shall have the right to exercise all rights of the General Partners hereunder, and the consent of the Blind Option Seller shall not be required with respect to any actions. The Partners hereby agree that the Blind Option Seller shall execute any and all documents reasonably requested by counsel to the Partnership in order to effectuate the foregoing.

         8.04     Right of First Refusal.

                  (a) In the event that a General Partner desires to sell all of its Interests, which for all purposes hereunder must include all of the Interests owned by the members of the Group of such General Partner ("Offered Interests") to any person or entity other than the Partnership or the remaining General Partner ("Transferee"), such General Partner ("Offeror Partner") shall first give written notice thereof to the Partnership and to the remaining General Partner by certified or registered mail, return receipt requested ("Notice of Offer"). The Notice of Offer shall include: (i) a true copy of a bona fide, signed, written offer by the Transferee to purchase the Offered Interests, the purchase price offered to be paid for the Offered Interests ("Purchase Price") and the terms ("Purchase Terms") upon which such offer is made, and the name and the residence address of the Transferee; and (ii) an offer to sell all the Offered Interests at the Purchase Price and on the Purchase Terms to the Partnership and, in the event the Partnership is unable or does not desire to purchase the Offered Interests to the other General Partner (hereinafter referred to collectively with all members of such General Partner's Group as "Offeree Partner" and collectively as "Offeree Partners"). The Purchase Terms must provide for payment in full at the Closing by cashier's check or wire transfer. The failure to provide such Purchase Terms shall render the Notice of Offer invalid and shall prohibit the sale of the Offered Interests to the Transferee.

                  (b) The Partnership and the Offeree Partners shall have the option, exercisable within thirty (30) days of the date on which the Notice of Offer was given, to purchase all, but not less than all, the Offered Interests at the Purchase Price and on the Purchase Terms. The Partnership and each Offeree Partner shall give notice of its or his election to accept or reject the offer contained in the Notice of Offer in writing to the Offeror Partner ("Election Notice") within thirty (30) days after the date on which the Notice of Offer was given ("Election Period").

                  (c) In the event the Partnership elects not to purchase the Offered Interests, the Offeree Partners who have indicated their election to accept the offer contained in the Notice of Offer (hereinafter referred to individually as "Purchasing Partner" and collectively as "Purchasing Partners") shall have the right to purchase all the Offered Interests at the Purchase Price and on the Purchase Terms in such individual proportions as they shall mutually agree or, in the absence of such agreement, in such individual proportions as the amount of each Purchasing Partner's Partnership Percentage bears to the aggregate Partnership Percentages of all of the Purchasing Partners. The foregoing shall not prohibit the Partnership and the Offeree Partners from collectively purchasing all the Offered Interests in such individual proportions as they shall mutually agree upon.

                  (d) In the event that neither the Partnership nor any of the Offeree Partners elect to accept the offer contained in the Notice of Offer within the Election Period, the Offeror Partner may sell the Offered Interests to the Transferee for the Purchase Price and subject to the Purchase Terms; provided, however, that said sale to the Transferee must be unconditionally concluded within sixty (60) days after the expiration of the Election Period or the Offeror Partner must again offer the Offered Interests to the Partnership and the Offeree Partners in accordance with the provisions of this Section.

                  (e) The closing ("Closing") under this Article shall be held on the date set forth for Closing in the Purchase Terms, which date shall be no earlier than the ninetieth (90th) day, nor later than the one hundred twentieth (120th) day, following the date on which the Notice of Offer is given. At Closing, the Offeror Partner shall: (i) represent and warrant that it is the sole owner of the Interests being sold, that such Interests are held free and clear of any and all pledges, claims, liens and rights of others (other than the effect of this Agreement) and that the Offeror Partner has the full power, right and authority to consummate the transaction; and (iii) deliver to the Partnership and/or the Purchasing Partners the Interests so sold, together with all other documents necessary to transfer such Interests.

                  (f) In the event that the Partnership and/or any of the Offeree Partners indicate in the Election Notice its or their election to accept the offer contained in the Notice of Offer, and, through no fault of the Offeror Partner, the Partnership and/or the Offeree Partners fail to close on the Offered Interests within the time period provided in Section 8.04(e) hereof ("Default"), the Offeror Partner, in addition to any other rights and remedies he may have at law or in equity, may sell, transfer, or otherwise dispose of or pledge the Offered Interests or any portion thereof at any consideration therefor to a third party.

         8.05 Releases from Partnership Obligations. In the event that a Partner ("Selling Partner") shall sell its Partnership Interest in accordance with the provisions of this Article VIII to other Partner(s) ("Payor Partner"):

                  (a) The Partnership shall satisfy, by payment in full, all indebtedness of the Partnership to the Selling Partner, any family members of the Selling Partner or any entities controlled by the Selling Partner or members of his family ("Cash Advances"), and the Partnership shall use its best efforts to cause the Selling Partner to be released from all obligations and indebtedness guaranteed by the Selling Partner on behalf of the Partnership ("Guaranties"). In the event that, despite the Partnership's and the Payor Partner's best efforts, they are unable to cause the release of the Selling Partner from the Guaranties, the Partnership and the Payor Partner shall indemnify the Selling Partner against all obligations of the Selling Partner arising from the Guaranties. The Partnership and the Partner recognize that the provisions of this Section are a material inducement to the making of the Cash Advances and the Guaranties by the Partners. No Partner shall be required to sell his Stock and Partnership Interests unless and until the provisions of this Article shall be complied with or waived in writing by such Partner.

                  (b) The Partnership and the Partners shall have the right and, on behalf of the Partnership, the Payor Partner shall have the obligation, to offset in full against all sums payable to the Selling Partner by the Partnership or the Payor Partner in exchange for the Selling Partner's Partnership Interest, the amount of all principal and interest on loans or any other indebtedness due the Partnership from the Selling Partner. Neither the Partnership nor the Payor Partner shall be obligated to make any payment to the Selling Partner until such time as the principal and interest due the Partnership from the Selling Partner has been paid in full. To the extent credited against sums payable to the Selling Partner, such loan or other indebtedness shall be canceled and discharged. Such credit and offset by the Partnership or by the Payor Partner shall be made regardless of the due date of the Selling Partner's loans or other indebtedness. In the event that the amount of the loans or other indebtedness due the Partnership from the Selling Partner exceeds the sums payable to the Selling Partner in exchange for his Partnership Interest, the amount by which such loans or other indebtedness exceeds such sums shall be immediately due and payable at the closing of such Partnership Interest sale regardless of the stated due date of the Selling Partner's loans or other indebtedness. All amounts set-off pursuant to this Article by the Payor Partner shall be immediately paid in full to the Partnership by the Payor Partner.

                                   ARTICLE IX
                                 FISCAL MATTERS

         9.01 Books and Records. The General Partners shall keep, or cause to be kept, full and accurate books and records of all transactions of the Partnership. All organizational records of the Partnership shall, at all times, be maintained at the principal office of the Partnership within or outside the State of Florida. Each Partner shall at all times, subject to reasonable notice, have the right to inspect the books and records of the Partnership.

         9.02     Reports and Statements.

                  (a) Within sixty (60) days after the end of each Partnership Accounting Year, the General Partners shall, at the expense of the Partnership, cause to be delivered to the Limited Partners the following financial statements:

                           (i)      A balance sheet of the Partnership as of the
end of such Partnership accounting year; and


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

                           (ii)     A profit and loss statement for such
Partnership accounting year.

                           The General Partners shall accompany such financial
statements with such other information as, in the judgment of the General Partners, may be reasonably necessary for the Limited Partners to be advised of the financial status and results of operations of the Partnership.

                  (b) At the option of either General Partner, the financial statements of the Partnership shall be audited in accordance with generally accepted accounting principles and by an auditor reasonably acceptable to the General Partner requesting the audit, provided, however, that the General Partner requesting an audit shall be responsible for 75% of the fees and costs of the auditors in preparing the audit, while the remaining Partners shall be responsible for the remaining 25% of the fees and costs of the auditors in preparing the audit, pro rata in accordance with their respective Partnership Percentages. The amount payable by the General Partner requesting the audit shall be deducted from any distributions then payable to such General Partner, or, if no distribution is payable as of the date that the fees and costs are due and payable to the auditor, then such General Partner shall contribute to the capital of the Partnership the amount so payable. The fees and costs of the auditors in preparing the audit shall be specially allocated to the Partners in accordance with the foregoing, which special allocation shall be made prior to any allocations under Section 4.01 hereof.

         9.03 Tax Matters. The General Partners shall, at the expense of the Partnership prepare, or cause to be prepared, for delivery to the Limited Partner within ninety (90) days of the end of the Partnership's accounting year, all federal and any required state and local income tax returns for the Partnership for each fiscal year of the Partnership, and, in connection therewith, shall make any available or necessary federal income tax elections.

         9.04 Appointment of Tax Matters Partner. BVP is hereby designated, pursuant to Code Section 6231(a)(7), as the Partnership's Tax Matters Partner ("TMP"), and is responsible for acting as the liaison between the Partnership and the Internal Revenue Service ("Service") and as the coordinator of the Partnership's actions pursuant to a Service tax audit of the Partnership. The TMP shall have such duties as provided in the Code, in addition to other duties as are provided under this Agreement. In furtherance of the duties of the TMP described in this Agreement, the TMP shall be reimbursed by the Partnership for all expenses, costs and liabilities expended or incurred by the TMP.

                                    ARTICLE X
                                   DISSOLUTION

         10.01 Dissolution. The Partnership shall be dissolved only upon the occurrence of any of the following:

                  (a) the determination by the General Partners that the business of the Partnership should be terminated;

                  (b)      the Bankruptcy or insolvency of the Partnership;

                  (c) the retirement, withdrawal, dissolution, or adjudication of Bankruptcy of a General Partner; provided, however, that the business of the Partnership shall be continued pursuant to the provisions of this Agreement and the Partnership shall not be dissolved or required to be wound up if (i) at the time of such event there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or (ii) within a period of thirty (30) days from the date of such occurrence, the Limited Partners by Required Vote, shall consent, in writing, that the Partnership be so continued and shall designate within such writing one or more individuals or legal entities to be admitted to the Partnership as a successor General Partner pursuant to this Agreement. In the event a successor General Partner is selected by the Limited Partners, the successor General Partner shall assume all the rights, powers and obligations of the General Partners under this Agreement upon the written acceptance, adoption and assumption by the successor General Partner of all the terms and provisions of, and obligations of the General Partners, under this Agreement, and the interest of the removed General Partners shall be converted to that of a Limited Partner. In furtherance of the foregoing provisions, the parties hereto agree to execute, file, record and/or publish all such other instruments and documents as may be necessary to accomplish the foregoing.

                  (d) the sale or other disposition (including condemnation or casualty loss) of all or substantially all of the property and assets of the Partnership;

                  (e)      December 31, 2028; or

                  (f) the occurrence of any other event causing the dissolution of a limited partnership under the Law.

         10.02 Upon Dissolution. Upon dissolution of the Partnership, the General Partners, or, if the dissolution is caused by the dissolution, withdrawal, and/or adjudication of Bankruptcy of the sole remaining General Partner, then the Limited Partners by Required Vote shall determine as speedily as possible whether or not the Partnership shall be reformed (as a limited partnership, general partnership or similar organization) and its business continued under arrangements which make proper provision for its liabilities. In the event of such reformation, such reformation shall constitute the termination of the Partnership.

         10.03 Wind-Up of Affairs. Upon dissolution, the General Partners (or, if the dissolution is pursuant to Section 10.01(c) hereof, then such "Liquidating Person" as shall be designated by the Required Vote of the Limited Partners) shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate the Partnership assets. The Capital Account of each Partner shall be determined. Profits or losses to the date of termination, including realized profits (whether or not recognized for Federal income tax purposes) or losses arising from a sale of all of the assets of the Partnership, and unrealized profits and losses on any assets to be distributed in kind (determined as if such assets had been sold by the Partnership for prices equal to their respective fair market value) shall be allocated as set forth in
Article IV and credited or charged to the Capital Accounts of the

Partners. After paying or duly providing for all liabilities to creditors of the Partnership, the General Partners or Liquidating Person shall distribute the net proceeds and any other liquid assets of the Partnership among the Partners in the manner hereinafter set forth:

                  (a) First, to the expenses of any such sale or disposition;

                  (b) Next, to the payment of just debts and liabilities of the Partnership (including all amounts of any principal or interest payable with respect to any loans from Partners), in the order of priority as provided by the Law;

                  (c) Next, to the establishment of any reserve that the General Partners or Liquidating Person may deem reasonably necessary for any contingent or unforeseen liabilities and other obligations of the Partnership or of the General Partners arising out of or in conjunction with the Partnership's affairs;

                  (d) Finally, to the Partners, an amount equal to their then existing positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs.

         In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (x) distributions shall be made pursuant to this Article X to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (y) if any General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). If any Limited Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

         The wind-up of the affairs of the Partnership shall be conducted exclusively by the General Partners or Liquidating Person, which is hereby authorized to do any and all acts and things authorized by law for such purposes. In liquidating the assets of the Partnership, all assets of a saleable value shall be sold at such price and terms as the General Partners or Liquidating Person in good faith determines to be fair and equitable. Any partnership, corporation or other entity in which all or any of the Partners are in any way interested may purchase such assets at such sale in such proportions as the General Partners and the Partners desiring to purchase may agree. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partnership to minimize the losses normally occurring upon a liquidation.

         If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the then fair market value thereof (after adjusting the Capital Accounts of all Partners for any unrealized gain or loss inherent in such property, as set forth above). The fair market value shall be determined by the General Partners, or, if requested by the Required Vote of the Limited Partners, by an independent appraiser who shall be a member of the American Institute of Real Estate Appraisers selected by agreement of the General Partners and the Limited Partners.

         10.04 Termination. The Partnership shall terminate when all Partnership assets shall have been disposed of.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.01    Amendments.

                  This Agreement may not be amended by the General Partners without the written consent of the Required Vote of the Limited Partners:

                           (i)      To extend the term of the Partnership;

                           (ii)     To amend this Section 11.01;

                           (iii)    To continue the Partnership as provided in
Section 10.01(c);

                           (iv)     To modify or amend this Agreement in such
manner as to decrease the interests of a Limited Partner (unless such Limited Partner consents in writing to such decrease) in Profits, Losses, allocations, and Distributions; or

                           (v)      To modify or amend any provision hereof
requiring the consent of the Limited Partners.

         11.02 Notices. All notices, demands and other communications given hereunder shall be in writing and shall be deemed to have been duly given (a) upon hand delivery thereof, (b) upon telefax and written confirmation of receipt, (c) upon receipt of any overnight deliveries, or (d) on the third (3rd) business day after mailing United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the General Partners:     BankAtlantic Venture Partners 2, Inc.
                                         1350 N.E. 56th Street
                                         Ft. Lauderdale, Florida 33334
                                         Attention: John E. Abdo, President
                                         Facsimile: 954-491-9217

         With a copy to:                 1750 E. Sunrise Boulevard

                                         Ft. Lauderdale, Florida 33304
                                         Attention: Alan B. Levan, Chairman
                                         Facsimile: 954-768-0520

                                         Fairways at Grand Harbor, Inc.
                                         801 Uno Lago Drive
                                         Juno Beach, Florida 33408
                                         Attention: J.C. Solomon II, President
                                         Facsimile: 561-625-5689

         With a copy to:                 Ruden, McClosky, Smith, Schuster
                                           & Russell, P.A.
                                         200 East Broward Boulevard
                                         15th Floor
                                         Ft. Lauderdale, Florida 33301
                                         Attn: Barry E. Somerstein, Esq.
                                         Facsimile: 954-764-4996

         If to BDC:                      1350 N.E. 56th Street
                                         Ft. Lauderdale, Florida 33334
                                         Attention: John E. Abdo, President
                                         Facsimile: 954-491-9217

         If to Solomon:                  801 Uno Lago Drive
                                         Juno Beach, Florida 33408
                                         Facsimile: 561-625-5689

         If to Graziotto:                12428 Coconut Row
                                         Palm Beach Gardens, Florida 33410
                                         Facsimile: 561-625-5689

or to such other address or to such other person as any party shall designate to the others for such purposes in the manner hereinabove set forth.

         11.03 Further Assurances. The Partners will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

         11.04 Successors and Assigns. This Agreement and any amendments hereto shall be binding upon and, to the extent expressly permitted by the provisions hereof, shall inure to the benefit of the Partners, their respective successors and assigns.

         11.05 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdiction in which the Partnership does business.

         11.06 Entire Agreement. This Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Partnership, the Partnership business and the Partnership assets, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, except as set forth herein.

         11.07 Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

         11.08 Gender. Whenever the context requires, any pronoun used herein may be deemed to mean the corresponding masculine, feminine or neuter in form thereof and the singular form of any nouns and pronouns herein may be deemed to mean the corresponding plural and vice versa as the case may require.

         11.09 Arbitration. Any controversy, dispute, disagreement or claim arising out of or related to any provision of this Agreement, or any alleged breach of provisions relating thereto, other than with respect to any provision hereunder for which injunctive or other equitable relief is specifically provided for hereunder, shall be settled exclusively by binding arbitration, which shall be conducted in Palm Beach County, Florida before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall use their best efforts to conduct the arbitration so that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered no later than ninety (90) business days after the delivery of the notice of arbitration nor later than twenty (20) days following conclusion of the arbitration hearing. The Final Determination must be signed by the arbitrator. The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors. The parties to such arbitration may enforce any Final Determination in any state or federal court having jurisdiction over the dispute.

         11.10 Remedies. Each of the Partners acknowledge and agree that in the event that a Partner shall violate any of the restrictions or fail to perform any of the obligations hereunder, the Partnership or the other Partners will be without adequate remedy at law and will therefore be entitled to enforce such restrictions or obligations by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies it may have at law or in equity.

         11.11 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

         11.12 No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded amongst the public records of any governmental authority.

         11.13 Time of the Essence. Time is of the essence as to all time periods set forth in this Agreement.





                         THIS SPACE INTENTIONALLY BLANK

           IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                    GENERAL PARTNERS:


                                    FAIRWAYS AT GRAND HARBOR, INC., a
                                    Florida corporation

                                    By:


                                    BANKATLANTIC VENTURE
                                    PARTNERS 2, INC., a Florida corporation

                                    By:



                                    LIMITED PARTNERS:

                                    BANKATLANTIC DEVELOPMENT
                                    CORPORATION, a Florida corporation

                                    By:


                                    J.C. SOLOMON II


                                    RAYMOND E. GRAZIOTTO